Exhibit 99.1

2005 INCENTIVE STOCK PLAN
OF
SKAGIT STATE BANCORP, INC.

Recitals

A.            The Skagit State Bank 2005 Incentive Stock Plan was adopted by Skagit State Bank’s (the “Bank”) board of directors on March 1, 2005 and approved by it shareholders on April 20, 2005.

B.            In connection with the holding company reorganization, effective on June 30, 2006, pursuant to which the Bank became a wholly owned subsidiary of Skagit State Bancorp, Inc. (“Bancorp”), Bancorp adopted the plan and changed the name of the plan to the “Skagit State Bancorp, Inc. 2005 Incentive Stock Plan.”

Plan

1.         Purpose of the Plan.

The purpose of the Plan is to provide additional incentives to Employees and Directors of Bancorp and the Bank (collectively, the “Company”), thereby helping to attract and retain the best available personnel for positions of responsibility with the Company and otherwise promoting the success of the business activities of the Company.

2.         Definitions.

As used herein, the following capitalized terms shall have the meanings set forth below:

a.  “Board” means the board of directors of the Employer.

b.  “Code” means the Internal Revenue Code of 1986, as amended.  A reference to a provision of the Code shall include a reference to any successor to such provision of the Code.

c.  “Common Stock” means the Employer’s no par value common stock.

d.  “Committee” has the meaning given such term in Section 4.a.

e.  “Continuous Status as a Service Provider” means, (i) when such term is used with respect to a Nonqualified Stock Option or Restricted Stock, the absence of any interruption or termination of service as an Employee or Director, and (ii) when such term is used with respect to an Incentive Stock Option, the absence of any interruption or termination of services as an Employee.  Notwithstanding the foregoing, an individual shall be treated as maintaining

Continuous Status as a Service Provider if the interruption of his or her service as an Employee or Director is caused by military leave, sick leave or any other bona fide leave of absence approved by the Employer if the period of such leave does not exceed three (3) months, or if longer, so long as the individual’s right to reemployment with the Employer is provided either by statute or by contract.  The foregoing shall be subject in all respects to applicable U.S. Treasury regulations governing Incentive Stock Options.

f.  “Director” means an individual who is elected or appointed as a member of the Board.  An Option may be granted, and shares of Restricted Stock may be issued, in connection with hiring or retaining a person as a Director, prior to the date such person first performs services for the Employer as a Director; provided, however, that such person shall have no rights in or with respect to the Option or shares of Restricted Stock prior to the date the person first performs services for the Employer as a Director.

g.  “Disability” has the meaning given to such term in Code Section 22(e)(3).

h.  “Employee” means a person employed by the Employer. Subject to Code restrictions applicable to Incentive Stock Options, an Option may be granted, and shares of Restricted Stock may be issued, in connection with hiring or retaining a person as an Employee, prior to the date such person first performs services for the Employer as an Employee; provided, however, that such person shall have no rights in or with respect to the Option or shares of Restricted Stock prior to the date the person first performs services for the Employer as an Employee.

i.  “Employer” means Skagit State Bancorp, Inc., a Washington corporation.

j.  “Exchange Act” means the Securities Exchange Act of 1934, as amended.

k.  “Fair Market Value” means, as of any date, the value of Common Stock determined as follows:

(1) If the Common Stock is listed on any established stock exchange or a national market system (including, without limitation, The Nasdaq National Market or The Nasdaq Small Market of the Nasdaq Stock Market), its Fair Market Value shall be the closing sales price for such stock (or the closing bid price, if no sales were reported) as quoted on such exchange or system for such date (or, if such pricing information is not published for such date, the last date prior to such date for which pricing information is published), as reported in The Wall Street Journal or such other source as the Committee deems reliable; or

(2) If the Common Stock is regularly quoted by recognized securities dealers but selling prices are not reported, its Fair Market Value shall be the mean of the closing bid and asked prices for such stock on such date, as found in such source as the Committee deems reliable; or

(3) In the absence of an established market for the Common Stock, the Fair Market Value shall be determined in good faith by the Committee.

l.  “Grantee” means an Employee or Director who receives shares of Restricted Stock.

m.  “Incentive Stock Option” means an Option that qualifies as an “incentive stock option,” as that term is defined in Code Section 422.

n.  “Nonqualified Stock Option” means an Option other than an Incentive Stock Option.

o.  “Option” means a right, granted under the Plan, to purchase Common Stock under the terms and conditions set forth in the Plan and the related Option agreement.  As used herein, the term shall include both Incentive Stock Options and Nonqualified Stock Options, as required by the context.

p.  “Optionee” means an Employee or Director who receives an Option.

q.  “Plan” means this 2005 Incentive Stock Plan of Skagit State Bancorp, Inc., as originally adopted and approved, and as it may subsequently be amended from time to time as provided herein.

r.  “Restricted Stock” means shares of Common Stock issued to an Employee or Director, which shares are subject to restrictions and conditions, as provided in this Plan.  Shares of Common Stock shall no longer be treated as Restricted Stock after they Vest.

s.  “Restricted Stock Agreement” has the meaning set forth in Section 7.b.

t.  “SEC” means the United States Securities and Exchange Commission.

u.  “Shareholder-Employee” means an Employee who owns, at the time an Incentive Stock Option is granted, stock representing more than ten percent (10%) of the total combined voting power of all classes of stock of the Employer. For this purpose, the attribution of stock ownership rules provided in Code Section 424(d) shall apply.

v.  “Vest” means, in the case of an Option, that the Optionee has the right to exercise the Option to acquire shares of Common Stock; and, in the case of shares of Restricted Stock, that such shares are no longer subject to forfeiture, or any other right of the Employer to reacquire such shares, under the Plan or a Restricted Stock Agreement.

3.  Stock Subject to Options and Restricted Stock.

a.  General.  Subject to Section 6.b and to adjustment as provided in Section 8, the maximum number of shares of Common Stock that may be issued to all Optionees and Grantees, and their beneficiaries under the Plan shall be equal to 100,000.  Such maximum number of shares of Common Stock may all be issued through Incentive Stock Options, or may all be issued through Nonqualified Stock Options, or may all be issued as Restricted Stock.

Alternatively, such maximum number of shares of Common Stock may be issued through or as a combination of Incentive Stock Options, Nonqualified Stock Options and/or Restricted Stock.  In no event, however, may the total number of shares of Common Stock issued through or as Incentive Stock Options, Nonqualified Stock Options and/or Restricted Stock exceed the maximum number of shares of Common Stock indicated in the first sentence of this Section 3.a.

b.  Forfeited and Cancelled Shares.  To the extent any shares of Common Stock subject to an Option are not issued to an Optionee or beneficiary because the Option is forfeited or cancelled, or the shares are not issued because the Optionee or beneficiary settles the Option in cash, or the Option is used to satisfy applicable tax withholding obligations, such shares shall not be deemed to have been issued for purposes of determining the maximum number of shares available for issuance under the Plan. If the exercise price of any Option granted under the Plan is satisfied by tendering shares to the Employer (by either actual delivery or by attestation), only the number of shares issued net of the shares tendered shall be deemed issued for purposes of determining the maximum number of shares available for issuance under the Plan.  If shares of Restricted Stock are forfeited by a Grantee prior to Vesting, such shares shall again be available to be issued upon the exercise of an Option or as Restricted Stock.

4.  Administration of the Plan.

a.  The Committee.  The authority to control and manage the operation and administration of the Plan shall be vested in a committee (the “Committee”) in accordance with this Section 4. The Committee shall be selected by the Board and shall consist of two or more non-Employee members of the Board. If the Committee does not exist or the Board, for any reason determined by it, desires to directly exercise its powers under this Plan, then the Board may take any action under the Plan that would otherwise be the responsibility of the Committee. Once appointed, the Committee shall continue to serve until otherwise directed by the Board. From time to time, and at any time, the Board may increase the size of the Committee and appoint additional members, remove members (with or without cause), appoint individuals in substitution therefor, and fill vacancies however caused. The Committee shall select one of its members as chairman, and shall hold meetings at such times and places as the chairman or a majority of the Committee may determine.

b.  Allocation and Delegation of Responsibilities.  Except to the extent prohibited by applicable law or the applicable rules of a stock exchange, the Committee may allocate all or a portion of its responsibilities and powers to any one or more of its members and may delegate all or any part of its responsibilities and powers to any person or persons selected by it.  The Committee may revoke any such allocation or delegation at any time.

c.  Report of Grants.  At least annually, the Committee shall present a written report to the Board setting forth the following information relating to Options granted, and Restricted Stock issued, since the date of the last such report:  the date or dates that each such Option is granted and Restricted Stock is issued; the number of shares subject to such Option and the number of shares of Restricted Stock issued; and the exercise price for shares subject to such Option and the amount paid for each share of such Restricted Stock.

d.  Powers of the Committee.  Subject to the terms and conditions explicitly set forth in the Plan, the Committee shall have the authority and discretion:

(1)           to determine the persons to whom Options are to be granted and Restricted Stock is to be issued, the times of grant and issuance, and the number of shares subject to each Option and to be issued as Restricted Stock;

(2) to determine the exercise price for shares of Common Stock to be issued pursuant to the exercise of an Option and the price to be paid for shares issued as Restricted Stock;

(3)           to determine all other terms and conditions (which need not be identical between or among Optionees, or between or among Grantees) of each Option granted, and each share of Restricted Stock issued, under the Plan;

(4)           to modify or amend the terms of any Option previously granted, or to grant substitute Options, subject to the provisions of Sections 6.l, 6.m and 10;

(5)           to cancel or suspend Options, subject to the restrictions imposed by Section 10;

(6)           to interpret the Plan;

(7)           to authorize any person or persons to execute and deliver Option agreements and Restricted Stock Agreements, or to take any other actions deemed by the Committee to be necessary or appropriate, to effectuate the grant of Options and issuance of shares of Restricted Stock; and

(8)           to make all other determinations, and take all other actions that the Committee deems necessary or appropriate, to administer the Plan in accordance with its terms and conditions.

All decisions, determinations and interpretations of the Committee relating to the Plan, Options and Restricted Stock shall be final and binding upon all persons, including all Optionees, Grantees and any other holders or persons interested in any Options or shares of Restricted Stock, unless otherwise expressly determined by a vote of a majority of the entire Board. No member of the Committee or the Board shall be liable to any person for any action or determination made in good faith with respect to the Plan, any Option or any shares of Restricted Stock.

e.  Section 16(b) Compliance and Bifurcation of Plan. It is the intention of the Company that the Plan comply in all respects with Rule 16b-3 under the Exchange Act, and the Plan shall be construed in favor of its so complying.  If any Plan provision is determined to not comply with such Rule 16b-3, the provision shall be deemed null and void.  Notwithstanding anything in this Plan to the contrary, the Board, in its absolute discretion, may bifurcate the Plan so as to restrict, limit or condition the use of any provision of the Plan with respect to participants who are officers and directors subject to Section 16(b) of the Exchange Act, without so restricting, limiting, or conditioning the use of such provisions of the Plan with respect to other participants.

5.         Eligibility.

a.  General.  All Employees and Directors are eligible to be selected by the Committee to receive the grant of an Option and to be issued Restricted Stock under the Plan.  Only Employees and Directors so selected from time to time, and at any time, by the Committee in its sole discretion may be granted Options and/or issued shares of Restricted Stock; provided, however, that a Director who is not also Employee may not be granted an Incentive Stock Option.

b.  No Right to Grant or to Employment.  The granting of Options, and issuance of shares of Restricted Stock, under the Plan shall be entirely discretionary with the Committee. The adoption of this Plan shall not confer upon any person any right to receive an Option or shares of Restricted Stock under the Plan.  Neither the adoption of the Plan, nor the granting of Options or issuance of shares of Restricted Stock, shall confer upon any Employee or Director any right to continue employment with, or to continue to serve as a Director of, the Employer; or to interfere in any way with the right of the Employee or Director, or the right of the Employer, to terminate the employment relationship or the Director relationship at any time.

6.         Terms and Conditions of Options.

a.  General.  All Options granted under the Plan must be authorized by the Committee and shall be subject to such terms and conditions, not inconsistent with this Plan, as the Committee shall, in its sole discretion, prescribe.  The terms and conditions of all Options shall be reflected in written Option agreements or in such other written document as may be determined by the Committee. Unless waived or modified by the Committee, all Options shall be subject to the terms and conditions set forth in this Section 6.  It is intended that Options granted under this Plan may be either Incentive Stock Options or Nonqualified Stock Options.

b.  Type of Option; Number of Shares; Annual Limitation.  Each Option agreement shall state whether the Option is an Incentive Stock Option or a Nonqualified Stock Option and the number of shares subject to the Option.  Any number of Options may be granted to a single eligible person from time to time, and at any time, except that in the case of Incentive Stock Options, the aggregate Fair Market Value (determined as of the date each Option is granted) of all shares of Common Stock with respect to which Incentive Stock Options become exercisable for the first time by the Optionee in any one calendar year (under all incentive stock option plans of the Employer taken together) shall not exceed $100,000.  Any portion of an Option in excess of the $100,000 limitation shall be treated as a Nonqualified Stock Option.

c.  Option Price and Consideration. The exercise price for shares of Common Stock subject to an Option shall be established by the Committee or shall be determined by a method established by the Committee at the time the Option is granted. The exercise price shall not be less than 100% of the Fair Market Value of such shares of Common Stock as of the date of grant of the Option. In the case of an Incentive Stock Option granted to an Employee who, immediately before the grant of such Incentive Stock Option, is a Shareholder-Employee, the Incentive Stock Option exercise price shall be at least 110% of the Fair Market Value of the Common Stock as of the date of grant of the Incentive Stock Option.

d.  Term of Option.  No Incentive Stock Option granted under the Plan shall in any event be exercisable after the expiration of ten (10) years from the date such Option is granted, except that the term of an Incentive Stock Option granted to an Employee who, immediately before such Incentive Stock Option is granted, is a Shareholder-Employee shall be for not more than five (5) years from the date such Option is granted.  Subject to the foregoing and other applicable provisions of the Plan, the Committee shall determine the term of each Option in its sole discretion.

e.  Manner of Exercise.  An Option shall be exercisable in accordance with such terms and conditions, and during such periods, as may be established by the Committee.  The payment of the exercise price of an Option shall be subject to the following:

(1)           subject to the following provisions of this Section 6.e, the full exercise price for shares of Common Stock purchased upon the exercise of any Option shall be paid at the time of such exercise (except that, in the case of an exercise arrangement approved by the Committee and described in paragraph (3) below, payment may be made as soon as practicable after the exercise);

(2)           the exercise price shall be payable in cash or other consideration of comparable value deemed acceptable by the Committee (including tendering, by either actual delivery of shares or by attestation, shares of Common Stock acceptable to the Committee and valued at Fair Market Value as of the date of exercise), or in any combination thereof, as determined by the Committee; and

(3)           the Committee may permit an Optionee to elect to pay the exercise price upon the exercise of an Option by irrevocably authorizing a third party to sell shares of Common Stock (or a portion of the shares of Common Stock sufficient to pay the exercise price) acquired upon exercise of the Option and remit to the Employer the sale proceeds therefrom sufficient to pay the entire exercise price and any tax withholding resulting from such exercise.

Shares of Common Stock delivered pursuant to the exercise of an Option shall be subject to such conditions, restrictions and contingencies as the Committee may establish, in its sole discretion.

f.  Death of Optionee.  If an Optionee’s status as an Employee or Director is terminated by reason of his death at any time before an Option granted to such Optionee Vests, and such Optionee has maintained Continuous Status as a Service Provider at all times between the date of grant of the Option and such termination of status as an Employee or Director, then the Option shall terminate on the earlier of (i) one year after the date of death of the Optionee or at such later date as the Committee may set, in is sole discretion; or (ii) the expiration date of the Option provided in the Option agreement, except that if the expiration date of an Option should occur during the 90-day period immediately following the Optionee’s death, such Option shall terminate at the end of such 90-day period. At any time prior to such termination, the Option shall be exercisable by the Optionee’s estate or by any person or persons who acquire the right to exercise the Option by bequest, inheritance or otherwise by reason of the death of the Optionee.

g.  Disability of Optionee.  If an Optionee’s status as an Employee or Director is terminated by reason of his Disability at any time before an Option granted to such Optionee Vests and such Optionee has maintained Continuous Status as a Service Provider, respectively, at all times between the date of grant of the Option and such termination of status as an Employee or Director, then the Option shall terminate on the earlier of (i) one year after the date of termination of his status as an Employee or Director, or (ii) the expiration date of the Option provided in his Option agreement.

h.  Termination of Status as an Employee.  If an Optionee’s status as an Employee or Director is terminated for any reason other than death or Disability, and other than by reason of fraud or willful misconduct, any Options granted to Optionee shall terminate on the earlier of (i) the same day of the third month after the date of termination of his status as an Employee or Director, respectively, or (ii) the expiration date of the Option provided in his Option agreement.  If an Optionee’s status as an Employee or Director is terminated at any time by reason of fraud or willful misconduct, then any Options granted to him shall terminate immediately on the termination of his status as an Employee or Director.

i.  Non-Transferability of Options.  No Option granted under the Plan may be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner, other than by will or by the laws of descent or distribution.  During the lifetime of an Optionee, only the Optionee may exercise such Option.

j.  Date of Grant of Option.  The date of grant of an Option shall, for all purposes, be the date on which the Employer completes corporate action constituting an offer of Common Stock for sale to an individual under the terms and conditions of this Plan.  Said date of grant shall be specified in the Option agreement.

k.  Conditions To Issuance of Shares.  Shares of Common Stock shall not be issued with respect to an Option granted under the Plan unless the exercise of such Option and the issuance and delivery of shares pursuant thereto shall comply with all relevant provisions of law, including, without limitation, the Securities Act of 1933, as amended, the Exchange Act, the rules and regulations promulgated thereunder, and the requirements of any stock exchange upon which the Common Stock may then be listed.  Issuance of shares of Common Stock is further subject to the approval of counsel for the Employer with respect to such compliance.

l.  Merger, Sale of Assets, Etc.  Except as otherwise provided in the written agreement that evidences an Option, in the event of the merger or other reorganization of the Employer with and into any other corporation with the Employer not surviving (other than a reorganization where the ownership of the surviving company is substantially the same as that of the Employer immediately before the reorganization), or in the event of a proposed sale of all or substantially all of the assets of the Employer, or in the event of a proposed dissolution or liquidation of the Employer, (i) all outstanding and unexercised Options shall become exercisable immediately upon the date of the closing of such transaction or at such earlier date as the Committee may fix, and (ii) such Options, to the extent not exercised on or before the closing, shall either be assumed by the successor corporation of the transactions described above, or its parent, or be replaced with a comparable award for the purchase of shares of the capital stock of the successor corporation, except that if such Options are not so assumed or replaced, then the Committee may, in the exercise of its sole discretion, terminate all outstanding Options as of a date fixed by the Committee, which may be sooner than the originally stated Option term. The Committee shall notify each Optionee of such action in writing not less than sixty (60) days prior to the termination date fixed by the Committee, and each Optionee shall have the right to exercise his Option prior to said termination date.

m.  Substitute Stock Options.  In connection with the acquisition or proposed acquisition by the Employer, whether by merger, acquisition of stock or assets, or other reorganization transaction, of a business any employees of which have been granted “incentive stock options,” as such term is defined in Code Section 422, the Committee is authorized to issue, in substitution of any such unexercised stock option, a new Option under this Plan that confers upon the Optionee substantially the same benefits as the old option; provided, however, that the issuance of any new Option for an old “incentive stock option” shall satisfy the requirements of Code Section 424(a).

n.  Tax Compliance.  The Employer, in its sole discretion, may take any actions reasonably believed by it to be required to comply with any local, state, or federal tax laws relating to the reporting or withholding of taxes attributable to the grant or exercise of any Option or the disposition of any shares of Common Stock issued upon exercise of an Option, including, but not limited to, (i) withholding from any person exercising an Option a number of shares of Common Stock having a Fair Market Value as of the date of such withholding equal to the amount required to be withheld by the Employer under applicable tax laws, and (ii) withholding, or causing to be withheld, from any form of compensation or other amount due an Optionee or holder of shares of Common Stock issued upon exercise of an Option any amount required to be withheld under applicable tax laws.

o.  Vesting.  The Committee may establish such terms and conditions for the Vesting of Options as it deems appropriate (including, without limitation, terms and conditions based on an Optionee completing a specified period of service with the Employer and/or upon attainment of performance goals), and may waive any such terms and conditions.  An Optionee shall have no right to purchase shares of Common Stock under an Option until it satisfies in full the terms and conditions to Vesting established by the Committee.  Such terms and conditions shall be set forth in the Option agreement and may be different for each Option.  If an Optionee’s status as an Employee or Director is terminated for any reason (including, without limitation, because of the Optionee’s death or Disability), then the Optionee shall have no further rights to purchase, and the Employer shall have no further obligation to sell, shares of Common Stock under the Option to the extent of the portion of the Option that is not then Vested.

p.       Rights as a Shareholder.  An Optionee shall have none of the rights of a shareholder with respect to any shares subject to an Option unless and until the Optionee exercises the Option and submits full payment for the shares.

q.  Other Provisions.  Option agreements executed under the Plan may contain such other provisions as the Committee shall deem advisable, provided in the case of Incentive Stock Options that the provisions are not inconsistent with the provisions of Code Section 422(b) or with any of the other terms and conditions of this Plan.

7.         Restricted Stock.

a.  General.  The issuance of all shares of Restricted Stock under the Plan must be authorized by the Committee, which shall determine all terms and conditions relating to the issuance of such shares of Restricted Stock (including, without limitation, who is to be a Grantee, the number of shares of Restricted Stock to be issued, and restrictions to which shares of Restricted Stock shall be subject).  Such terms and conditions shall be consistent with this Plan.

b.  Restricted Stock Agreement.  All purchases of shares of Restricted Stock shall be evidenced by a written agreement (the “Restricted Stock Agreement”).  Such agreement shall be in such form and contain such provisions (which may differ among Grantees) as the Committee shall approve from time to time, and at any time, and shall comply with, and be subject to, the terms and conditions of the Plan.  A person who is offered the right to acquire shares of Restricted Stock shall be issued such shares only if, within five (5) days (or such other period of time as may be determined by the Committee) after the Employer extends such offer, such person (i) duly executes and delivers to the Employer a Restricted Stock Agreement, and (ii) pays in full the purchase price required to be paid for the shares of Restricted Stock.  If such person does not do so within such period of time, then without the need for action on the part of any person, such person shall have no further right to acquire shares of Restricted Stock, unless the Committee determines otherwise.

c.  Purchase Price.  The purchase price for shares of Restricted Stock shall be determined by the Committee and may be less than the Fair Market Value of the shares of Common Stock as of the date of purchase.  Such purchase price shall be payable in accordance with any procedures established by the Employer and may be paid in the form of either (i) United States dollars, or (ii) if approved by the Board, other consideration (including, without limitation, shares of Common Stock, services, debt instruments or other property).

d.       Escrow of Restricted Stock.  The Employer shall make such arrangements to hold shares of Restricted Stock in escrow as it deems necessary or appropriate. Until such time as the Employer reacquires the shares so held, the Grantee thereof shall have, subject to any restrictions and conditions contained in the Plan or the Restricted Stock Agreement, all the rights of a shareholder (including voting, dividend and liquidation rights) with respect to the Restricted Stock.

e.  Restrictions and Performance Goals.  Shares of Restricted Stock shall be subject to such restrictions and conditions, if any, as the Committee may impose.  Such restrictions and conditions may be based on completion of a specified number of years of service with the Employer and/or upon attainment of performance goals that are set forth in the Restricted Stock Agreement entered into by Grantee in connection with the issuance of the shares of Restricted Stock.  Prior to issuing Restricted Stock, the Committee shall: (i) determine the nature, length and starting date of any period that the Grantee must maintain Continuous Status as a Service Provider before shares of Restricted Stock shall Vest; and (ii) select the factors to be used to measure performance goals, if any.

f.        Vesting.  Shares of Restricted Stock shall Vest upon the satisfaction of all conditions to Vesting imposed by the Committee (including, without limitation, attaining any performance goals that are set forth in the Restricted Stock Agreement entered into by Grantee in connection with the issuance of the shares).

g.       Termination of Employment Prior to Vesting of Restricted Stock.  Immediately after a Grantee first ceases to maintain Continuous Status as a Service Provider, shares of Restricted Stock granted to such Grantee that have not Vested prior to such time may no longer Vest, and Grantee shall forfeit all rights (and the Employer shall have no further obligations) with respect to such shares of Restricted Stock.

h.  Conditions To Issuance of Shares.  Shares of Restricted Stock shall not be issued under the Plan, unless the issuance and delivery of such shares shall comply with all relevant provisions of law, including, without limitation, the Securities Act of 1933, as amended, the Exchange Act, the rules and regulations promulgated thereunder, and the requirements of any stock exchange upon which such shares may then be listed, and shall be further subject to the approval of counsel for the Employer with respect to such compliance.

i.  Tax Compliance.  The Employer, in its sole discretion, may take actions reasonably believed by it to be required to comply with any local, state, or federal tax laws relating to the reporting or withholding of taxes attributable to the issuance of shares of Restricted Stock; including, but not limited to, withholding (or causing to be withheld) from any form of compensation or other amount due a Grantee any amount required to be withheld by the Employer under applicable tax laws.

j.  Non-Transferability of Restricted Stock.  Shares of Restricted Stock may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner, other than by will or by the laws of descent or distribution, prior to the time such shares Vest.

k.  Other Provisions.  Restricted Stock Agreements executed under this Plan may contain such other provisions as the Committee shall deem advisable that are not inconsistent with the Plan.

8.  Adjustments Upon Changes in Capitalization.

Subject to any required action by the shareholders of the Employer, the number of shares of Common Stock subject to each outstanding Option or issued as Restricted Stock, the number of shares of Common Stock available for grants under additional Options and as additional Restricted Stock, the price required to be paid for the repurchase of any shares of Restricted Stock that do not Vest, and the exercise price for shares of Common Stock specified in each outstanding Option shall be proportionately adjusted for any increase or decrease in the number of issued shares of Common Stock resulting from a stock split or other subdivision or consolidation of shares, the payment of any stock dividend (but only on the Common Stock) or any other increase or decrease in the number of such shares of Common Stock effected without receipt of consideration by the Employer; provided, however, that conversion of any convertible securities of the Employer shall not be deemed to have been “effected without receipt of consideration.” The Committee shall make such adjustments and its determination in that respect shall be final, binding and conclusive.  No Incentive Stock Option shall be adjusted by the Committee pursuant to this Section 8 in a manner that causes the Incentive Stock Option to fail to continue to qualify as an “incentive stock option” within the meaning of Code Section 422.  Except as otherwise expressly provided in this Section 8, no Optionee or Grantee shall have any rights by reason of any stock split or other subdivision or consolidation of shares, any payment of a stock dividend, or any other increase or decrease in the number of such shares of Common Stock.  Except as otherwise expressly provided in this Section 8, any issuance by the Employer of shares of stock of any class, or securities convertible into shares of stock of any class, shall not affect the number of shares or price of Common Stock subject to any Options or issued as Restricted Stock, and no adjustments in Options or Restricted Stock shall be made by reason thereof. The grant of an Option or issuance of shares of Restricted Stock under the Plan shall not affect in any way the right or power of the Employer to adjust, reclassify, reorganize or change its capital or business structure.

9.  Term of the Plan.

The Plan shall become effective on the earlier of the date it is (i) adopted by the Board; or (ii) approved by the shareholders. Subject to Section 10, the Plan shall be unlimited in duration.  In the event the Plan is terminated as provided in Section 10, it shall remain in effect with respect to any Options granted under it that are outstanding at the time of such termination.  Notwithstanding the foregoing provisions of this Section 9, to the extent required by the Code, no Incentive Stock Option may be granted under the Plan on a date that is more than ten years from the date the Plan (or amendment increasing shares available under the Plan) is adopted or, if earlier, the date the Plan (or amendment increasing shares available under the Plan) is approved by shareholders.

10.  Amendment or Early Termination of the Plan.

a. Amendment or Early Termination.  The Board may terminate the Plan at any time. The Board may amend the Plan from time to time, and at any time, in such respect as the Board may deem advisable, except that, without proper approval of the shareholders of the Employer, no such revision or amendment shall:

(1)           increase the number of shares of Common Stock subject to the Plan other than in connection with an adjustment under Section 8; or

(2)           modify the Plan in a manner that would require shareholder approval under any applicable laws or regulations.

b. Modification and Amendment of Option.  Subject to the requirements of Code Section 422 with respect to Incentive Stock Options, and to the terms and conditions of this Plan, the Board or Committee may modify or amend outstanding Options granted under the Plan. The modification or amendment of an outstanding Option shall not, without the consent of the Optionee, impair or diminish any of his or her rights or any of the obligations of the Company under such Option. Except as otherwise provided in this Plan, no outstanding Option shall be terminated without the consent of the Optionee. Unless the Optionee agrees otherwise, any changes or adjustments made to outstanding Incentive Stock Options granted under this Plan shall be prospective only and shall be made in a manner that will not constitute a “modification,” as defined in Code Section 424(h) and will not cause such Incentive Stock Options to fail to qualify as “incentive stock options” under Code Section 422.

c.       Re-pricing.  The exercise price of outstanding Options may not be changed, except (i) with the approval of shareholders of the Employer, or (ii) as may be required under Section 8 because of an increase or decrease in the number of issued shares of Common Stock resulting from a stock split or other subdivision or consolidation of shares, the payment of any stock dividend (but only on the Common Stock) or any other increase or decrease in the number of such shares of Common Stock effected without receipt of consideration by the Employer.

11.  Construction of Certain Terms.

The term “Section” or “Sections,” as used herein, shall mean a Section or Sections of this Plan, unless otherwise required by the context.  The masculine form of words shall include the feminine, and vice-versa, as required by the context.

CERTIFICATE OF ADOPTION

I certify that the foregoing Plan was duly adopted by the Compensation Committee of the board of directors of Skagit State Bank on March 1, 2005 and duly approved by the shareholders of Skagit State Bank on April 20, 2005.

I further certify that that Plan was duly adopted and amended by the Board of Directors of Skagit State Bancorp, Inc. on August 15, 2006.

/s/ Donna Weaver
Donna Weaver, Secretary